AMENDED AND RESTATED
BYLAWS
OF
NATIONAL HEALTH INVESTORS, INC.

As adopted February 17, 2023
And as amended April 27, 2023

i

AMENDED AND RESTATED BYLAWS
OF
NATIONAL HEALTH INVESTORS, INC.

3.01. NUMBER, TENURE AND QUALIFICATION	21
3.02. DELEGATION OF POWER	21
3.03. QUORUM AND VOTING	21
3.04. CONDUCT OF MEETINGS	21
3.05. INFORMAL ACTION BY COMMITTEES	22
ARTICLE IV OFFICERS	22
4.01. ENUMERATION; POWER AND DUTIES	22
4.02. ELECTION OR APPOINTMENT; TERM	22
4.03. REMOVAL	23
4.04. RESIGNATION	23
4.05. VACANCIES	23
4.06. CHAIRPERSON OF THE BOARD	23
4.07. CHIEF EXECUTIVE OFFICER	23
4.08. PRESIDENT	24
4.09. VICE PRESIDENTS	24
4.10. SECRETARY	24
4.11. TREASURER	24
4.12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS	25
4.13. COMPENSATION	25
ARTICLE V SHARES OF STOCK	25
5.01. CERTIFICATES OF STOCK	25
5.02. STOCK LEDGER	26
5.03. RECORDING TRANSFERS OF STOCK	26
5.04. LOST CERTIFICATE	26
5.05. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE	27
ARTICLE VI DIVIDENDS AND DISTRIBUTIONS	27
6.01. DECLARATION	27
6.02. CONTINGENCIES	27
ARTICLE VII INDEMNIFICATION	28
7.01. INDEMNIFICATION OF OFFICERS	28
7.02. ADVANCEMENT OF EXPENSES	28
7.03. NON-EXCLUSIVITY OF INDEMNIFICATION RIGHTS	28
7.04. INSURANCE	28
ARTICLE VIII NOTICES	29
8.01. NOTICES	29
8.02. SECRETARY TO GIVE NOTICE	29
8.03. WAIVER OF NOTICE	29
ARTICLE IX MISCELLANEOUS	30
9.01. BOOKS AND RECORDS	30
9.02. INSPECTION OF BYLAWS AND CORPORATE RECORDS	30
9.03. CONTRACTS	30

9.04. CHECKS, DRAFTS, ETC	30
9.05. DEPOSITS	30
9.06. FISCAL YEAR	30
9.07. CONFLICT WITH APPLICABLE LAW	31
9.08. INVALID OR UNENFORCEABLE	31
ARTICLE X AMENDMENT OF BYLAWS	31
10.01. BY DIRECTORS	31
10.02. BY STOCKHOLDERS	31
10.03. EXCEPTION FOR INDEMNIFICATION	31

ARTICLE I

MEETINGS OF STOCKHOLDERS

1.01. PLACE; REMOTE COMMUNICATION.

1.01.1 Meetings of the holders (the “Stockholders”) of the issued and outstanding capital stock (the “Stock”) of National Health Investors, Inc. (the “Corporation”) shall be held at any place, either within or without the State of Maryland, as shall be fixed by the Board of Directors. The Board of Directors may determine, in its discretion, that any meeting of the Stockholders may be held partially or solely by remote communication in accordance with Section 1.01.2 hereof, without designating a place for a physical assembly of the Stockholders.

1.01.2 The Board of Directors may authorize Stockholders not physically present at any meeting of Stockholders to participate in the meeting by remote communication, videoconference, teleconference, or other available technology, subject to any guidelines and procedures adopted by the Board of Directors, so long as all persons participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith and therewith shall constitute presence in person at such meeting for all purposes. At a meeting in which Stockholders can participate by remote communication, the Corporation shall implement reasonable measures to: (a) verify that each person deemed present and permitted to vote at the meeting by remote communication is a Stockholder or proxy holder; and (b) allow Stockholders and proxy holders participating by remote communication to either read or hear the proceedings as they take place and to participate in the meeting and vote on matters submitted to the Stockholders. The Corporation shall maintain a record of the vote or other action taken by Stockholders or proxy holders at the meeting by remote communication.

1.02.    ANNUAL MEETING. An annual meeting of the Stockholders for the election of directors of the Corporation (the “Directors”) and the transaction of any business within the powers of the Corporation shall be held each year on the date and at the time as shall be designated by the Board of Directors. The Corporation may postpone, reschedule, or cancel any annual meeting of Stockholders previously scheduled.

v

1.03.    SPECIAL MEETINGS. The Chairperson of the Board (if any), the President or a majority of the Board of Directors may call special meetings of the Stockholders. Special meetings of the Stockholders shall also be called by the Secretary upon the written request of the holders of Shares entitled to cast not less than 25% of all the votes entitled to be cast at such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The date, time, place (if any) and record date for any such special meeting, including a meeting called at the request of Stockholders, shall be established by the Board of Directors or Officer calling the same. The Corporation may postpone, reschedule, or cancel any special meeting of Stockholders previously scheduled by the Board of Directors.

1.04.    NOTICE. Not less than ten (10) nor more than ninety (90) days before the date of each meeting of Stockholders, notice of such meeting shall be given in writing or by electronic transmission, in accordance with Section 8.01, to each Stockholder entitled to vote or entitled to notice by statute, stating the time and date of the meeting, the place of the meeting (if any), if remote communication is authorized for the meeting, the information required for Stockholders and proxy holders to participate, be considered present, and vote at the meeting, and, in the case of a special meeting or as otherwise may be required by statute, the purpose or purposes for which the meeting is called.

1.05.    SCOPE OF MEETING. No business shall be transacted at a special meeting of Stockholders except as specifically designated in the notice for such meeting. Subject to the requirements of Section 1.13, any business of the Corporation may be transacted at the annual meeting without being specifically designated in the notice, except such business as is required by statute to be stated in such notice.

1.06.    QUORUM. At each meeting of Stockholders for the transaction of any business, a quorum must be present to approve any matter that properly comes before such meeting. At any meeting of Stockholders, the presence in person or by proxy of Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum; but this Section shall not affect any requirement under any statute or the Articles of Incorporation of the Corporation (the “Articles”) for the vote necessary for the adoption of any measure. If, however, a quorum is not present at any meeting of the Stockholders, the Stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum is present and the meeting so adjourned may be reconvened without further notice. At any reconvened meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally notified. The Stockholders present at a meeting which has been duly called and convened and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough Stockholders to leave less than a quorum.

1.07.    VOTING. A majority of the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is specifically required by statute, the Articles or these Bylaws. Unless otherwise provided in the Articles, each outstanding share of Stock (a “Share”), regardless of class or series, shall be entitled to one vote upon each matter submitted to a vote at a meeting of Stockholders. Shares of its own Stock directly or indirectly owned by the Corporation shall not be voted in any meeting and shall not be counted in determining the total number of outstanding Shares entitled to vote at any given time, but Shares of its own Stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding Shares at any given time.

1.08.    PROXIES. A Stockholder may vote the Shares owned of record by him or her, either in person or by proxy executed in writing by the Stockholder or by his or her duly authorized attorney in fact. Any such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Corporation before or at the meeting. Any copy, communication by electronic transmission, or other reliable written reproduction may be substituted for the Stockholder’s original written proxy for any purpose for which the original proxy could have been used if such copy, communication by electronic transmission, or other reproduction is a complete reproduction of the entire original written proxy. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy states that the proxy is irrevocable and is coupled with an interest sufficient to support an irrevocable power. Any Stockholder directly or indirectly soliciting proxies from other Stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.

1.09.    CONDUCT OF MEETINGS. The Chairperson of the Board (if any) or, in the absence of the Chairperson of the Board, the President or any Vice President or, in the absence of the Chairperson of the Board, the President and all Vice Presidents (if any), a presiding officer elected at the meeting, shall preside over meetings of the Stockholders (the “Presiding Officer”). The Secretary of the Corporation or, in the absence of the Secretary, any Assistant Secretary, or, in the absence of the Secretary and all Assistant Secretaries (if any), the person appointed by the Presiding Officer of the meeting shall act as secretary of such meeting. The Board of Directors may determine the rules and regulations for the conduct of meetings of the Stockholders as it shall deem appropriate. Except as otherwise determined by the Board of Directors, the Presiding Officer shall have the right and authority to convene and (for any or no reason) to conclude, recess and/or adjourn a meeting, to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such Presiding Officer, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the Presiding Officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Presiding Officer shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) removal of any Stockholders or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) determining whether any Stockholder or any proxy may be excluded from any Stockholders’ meeting based upon any determination by the Presiding Officer in his or her sole discretion that any such person has unduly disrupted or is likely to disrupt the proceedings thereat and specifying the circumstances in which any person may make a statement or ask questions at any Stockholders’ meetings; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations and procedures for compliance with any federal, state or local laws or regulations, including those concerning safety, health or security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (l) rules, regulations or procedures regarding the participation by means of remote communication, if any, of Stockholders and proxies not physically present at a meeting. The Presiding Officer of a Stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting or is not a proper matter for Stockholder action under applicable law, and, if the Presiding Officer should so determine, the Presiding Officer shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Polls for all matters before the meeting will be deemed to be closed upon final adjournment of the meeting.

1.10.    TABULATION OF VOTES. The Board of Directors or the Presiding Officer of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting (or any adjournment or postponement thereof) and any successor to the inspector. Except as otherwise provided by the Presiding Officer of the meeting, the inspectors, if any, shall (a) determine the number of Shares represented at the meeting, in person or by proxy, and the existence of a quorum, (b) determine the validity and effect of proxies, (c) receive and tabulate all votes, ballots or consents, (d) report such tabulation to the Presiding Officer of the meeting, (e) hear and determine all challenges and questions arising in connection with the right to vote or the validity of any proxies of ballots, (f) perform such tasks as may be required by applicable law and (g) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of the inspectors if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority of the inspectors shall be the report of the inspectors. No Director or candidate for election as a Director shall act as inspector of an election of Directors. Inspectors need not be Stockholders. The report of the inspector or inspectors on the number of Shares represented at the meeting and the results of the voting shall be prima facie evidence thereof. Upon request of the Presiding Officer or any Stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them.

1.11.    INFORMAL ACTION BY STOCKHOLDERS. An action required or permitted to be taken at a meeting of Stockholders may be taken without a meeting if a consent in writing or by electronic transmission, setting forth such action, is provided by each Stockholder entitled to vote on the subject matter thereof and filed with the records of Stockholders meetings, and any other Stockholders entitled to notice of a meeting of Stockholders (but not to vote thereat) have waived in writing any rights which they may have to dissent from such action, and such consents and waivers are filed with the minutes of proceedings of the Stockholders. Such consents and waivers may be signed by different Stockholders on separate counterparts.

1.12.    VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the Presiding Officer shall order or any Stockholder shall demand that voting be by ballot.

1.13.    ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND PROPOSALS.

1.13.1 Nominations of individuals for election to the Board of Directors or the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) if otherwise properly brought before such annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) by any Stockholder of the Corporation who is a Stockholder of record on the date of the giving of notice by the Stockholder as provided for in this Section 1.13 through the date of such annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the procedures and other requirements set forth in this Section 1.13. For the avoidance of doubt, compliance with the foregoing clause (c) shall be the exclusive means for a Stockholder to make nominations or to propose any other business at an annual meeting of Stockholders (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule
x

14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)).

1.13.2 In addition to any other applicable requirements for nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (c) of Section 1.13.1 above, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such other business must otherwise be a proper matter for action by the Stockholders. To be timely, a Stockholder’s notice shall set forth all information required under this Section 1.13 and shall be delivered to, or mailed and received at, the principal executive offices of the Corporation by, (a) with respect to nominations of individuals for election to the Board of Directors only, at the annual meeting of Stockholders occurring in 2023, not less than sixty (60) days nor more than one hundred and fifty (150) days prior to the anniversary of the last annual meeting of Stockholders, and (b) with respect to any nomination or other business to be properly brought before an annual meeting of Stockholders for each succeeding annual meeting of Stockholders beginning in 2024, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the last annual meeting of Stockholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, a Stockholder’s notice must be delivered or mailed and received by no earlier than one hundred and twenty (120) days prior to such annual meeting and no later than the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the date on which public disclosure of the date of the annual meeting is first made by the Corporation. The adjournment, recess, postponement or rescheduling of an annual meeting (or the public disclosure thereof) shall not commence a new time period or an extension of the time for the giving of a Stockholder’s notice as described in this Section 1.13.

1.13.3 To be in proper written form, the notice of any Stockholder giving notice under this Section 1.13 (each, a “Noticing Party”) must set forth:

(a) as to each person whom such Noticing Party proposes to nominate for election or reelection as a Director (each, a “Proposed Nominee”), if any (i) the name, age, business address and residence address of such Proposed Nominee; (ii) the principal occupation and employment of such Proposed Nominee; (iii) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request); (iv) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) providing that such Proposed Nominee: (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a Director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director or nominee that has not been disclosed to the Corporation; (C) will, if elected as a Director of the Corporation, comply with all applicable rules of the New York Stock Exchange or other securities exchange upon which the Corporation’s securities are listed, the Articles, these Bylaws and all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines and policies of the Corporation generally applicable to Directors, and all applicable fiduciary duties under state law; (D) consents to being named as a nominee in a proxy statement and form of proxy for the meeting and to serving a full term as a Director of the Corporation, if elected; and (E) will provide facts, statements and other information in all communications with the Corporation and its Stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and such Noticing Party or any Stockholder Associated

Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a Director or executive officer of such registrant; and (vi) all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of Directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);

(b) as to any other business that such Noticing Party proposes to bring before the meeting: (i) a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Articles or these Bylaws, the language of the proposed amendment); and (iii) all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules;

(c) as to such Noticing Party, any Proposed Nominee, and any other Stockholder Associated Persons: (i) the name and address of such Noticing Party, any Proposed Nominee, and any other Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records); (ii) the class, series and number of Shares of each class or series of Stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person and the date or dates such Shares were acquired and the investment intent of such acquisition; (iii) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person and any pledge by such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person with respect to any of such securities; (iv) any Short Interest (as defined below) held by or involving such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person; (v) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, options, warrants, convertible securities, stock appreciation or similar rights and borrowed or loaned shares) that have been entered into by, or on behalf of, such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying Shares of Stock of the Corporation (any of the foregoing, a “Derivative Instrument”); (vi) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of securities of the Corporation where such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; (vii) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (A) between or among such Noticing Party and any of the Stockholder Associated Persons or (B) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity) or any Proposed Nominee, including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person has a right to vote any security of the Corporation, (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any Stockholder of the Corporation (including the name of such Stockholder) with respect to how such Stockholder will vote such Stockholder’s Shares in the Corporation at any meeting of the Corporation’s Stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Proposed Nominee, any other Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, any Proposed Nominee, any other Stockholder Associated Person or any other person or entity); (viii) any rights to dividends on the Shares of the Corporation owned beneficially by such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person that are separated or separable from the underlying Shares of the Corporation; (ix) any proportionate interest in Shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person is (A) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (B) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (x) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person; (xi) any direct or indirect interest of such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (xii) a description of any material interest of such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee; (xiii) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party, any Proposed Nominee, or any other Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of any Proposed Nominee’s or any other Stockholder Associated Person’s immediate family sharing the same household; and (xiv) all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder

Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

(d) a representation that such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) intends to appear in person at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(e) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party, any Proposed Nominee or any other Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any Officer, affiliate or associate of the Corporation;

(f) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, (ii) to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation, and/or (iii) to solicit proxies in support of Director nominees other than the Corporation’s Director nominees in accordance with Rule 14a-19 under the Exchange Act (including Rule 14a-19(a)(2) and Rule 14a-19(a)(3)); and

(g) a description of any agreement, arrangement or understanding, written or oral, the effect or intent of which is to increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to any Shares of the Stock of the Corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act.

In addition to the information required above, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a Director of the Corporation or that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of New York Stock Exchange or other securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a Director and for determining and disclosing the independence of the Corporation’s Directors, including those applicable to a Director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation.

1.13.4 Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board of Directors may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) provided that one or more Directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any Stockholder of the Corporation who (i) is a Stockholder of record on the date of the giving of the notice provided for in this Section 1.13.4 through the date of such special meeting, (ii) is entitled to vote at such special meeting and upon such election and (iii) complies with all applicable procedures and other requirements set forth in Section 1.13. In addition to any other applicable requirements, for Director nominations to be properly brought before a special meeting by a Stockholder pursuant to the foregoing clause (b), such Stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not more than one hundred and twenty (120) days prior to such special meeting and not less than the later of (A) ninety (90) days prior to such special meeting and (B) the tenth (10th) day following the day on which public disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section 1.13.3 above.

1.13.5 Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any Noticing Party or any Stockholder Associated Person (a) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (b) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide documentation reasonably satisfactory to the Corporation that such Noticing Party or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then such nomination shall be disregarded and no vote on such nominee proposed by such Noticing Party or Stockholder Associated Person shall occur, notwithstanding that the nomination is set forth in the notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of the election of such Proposed Nominee may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, any Noticing Party or any Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, documentation reasonably satisfactory to the Corporation demonstrating that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

1.13.6 In the event that the notice or any other information or communications provided by any Noticing Party, Stockholder Associated Person or Proposed Nominee as required by this Section 1.13 shall not be true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such notice or other information may be deemed not to have been provided in accordance with this Section 1.13. Any such

Noticing Party, Stockholder Associated Person or Proposed Nominee shall (a) notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any such information and (b) promptly update and supplement the information previously provided to the Corporation pursuant to this Section 1.13, if necessary, so that the information provided or required to be provided shall be true and correct (and not misleading) as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, recess, postponement or rescheduling thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), any Noticing Party, Stockholder Associated Person or Proposed Nominee shall provide, within five (5) business days after delivery of such request (or such other period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized Officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party, Stockholder Associated Person or Proposed Nominee pursuant to this Section 1.13 and (ii) a written affirmation of any information submitted by such Noticing Party, Stockholder Associated Person or Proposed Nominee pursuant to this Section 1.13 as of an earlier date. If a Noticing Party, Stockholder Associated Person or Proposed Nominee fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 1.13.

1.13.7 No person shall be eligible for election as a Director of the Corporation unless the person is nominated by a Stockholder in accordance with the procedures set forth in this Section 1.13 or the person is nominated by the Board of Directors, and no business shall be conducted at a meeting of Stockholders of the Corporation except business brought by a Stockholder in accordance with the procedures set forth in this Section 1.13 or by the Board of Directors. The number of nominees a Stockholder may nominate for election at a meeting may not exceed the number of Directors to be elected at such meeting by the class of Stockholders for which such noticing Stockholder is entitled to vote, and no Stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in Section 1.13.2 or Section 1.13.4, as applicable. Except as otherwise provided by law, the Presiding Officer of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures and other requirements set forth in these Bylaws, and, if the Presiding Officer of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the Presiding Officer shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. For the avoidance of doubt, unless required by applicable law, a nomination for Director by a Stockholder giving notice under this Section 1.13 is not properly brought before a meeting of the Stockholders in accordance with these Bylaws if the Board of Directors or the Presiding Officer determines that (a) such Noticing Party, Stockholder Associated Person or Proposed Nominee has breached any of its agreements, representations or warranties set forth in the notice given by such Stockholder or otherwise submitted pursuant to this Section 1.13, (b) any of the information in such Stockholder’s notice or otherwise submitted by such Noticing Party, Stockholder Associated Person or Proposed Nominee was not, when provided, true, correct and complete in all material respects, or (c) any such Noticing Party, Stockholder Associated Person or Proposed Nominee otherwise fails to comply with its obligations pursuant to these Bylaws. Notwithstanding the foregoing provisions of this Section 1.13, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for Director or business to be conducted at a meeting does not appear at the meeting of Stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

As a condition to serving on the Board of Directors, each Proposed Nominee shall submit to interviews with the Board of Directors or a committee thereof, if requested by the Board of Directors, and each Proposed Nominee shall make himself or herself available for any such interviews on or prior to the later of (i) ten (10) days following any reasonable request therefor from the Board of Directors (or any committee thereof) and (ii) the thirtieth (30th) day prior to such Proposed Nominee’s election to the Board of Directors.

1.13.8 In addition to complying with the foregoing provisions of this Section 1.13, a Stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.13. Nothing in this Section

1.13 shall be deemed to affect any rights of (a) Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) Stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules. Except as otherwise required by law, nothing in this Section 1.13 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other Stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for Director or any proposal submitted by a Stockholder.

1.13.9 For purposes of these Bylaws, (a) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (b) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (c) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (d) a “Qualified Representative” of a Noticing Party means (i) a duly authorized Officer, manager or partner of such Noticing Party or (ii) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a Stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of Stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of Stockholders; (e) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Noticing Party or any Stockholder Associated Person of any Noticing Party directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of Shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Noticing Party or any Stockholder Associated Person of any Noticing Party with respect to any class or series of Shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of Shares of the Corporation; and (f) “Stockholder Associated Person” shall mean, with respect to any Noticing Party, (i) any member of the immediate family of such Noticing Party sharing the same household, (ii) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with or otherwise acting in concert with such Noticing Party or Stockholder Associated Person with respect to the Stock of the Corporation, (iii) any beneficial owner of Shares of Stock of the Corporation owned of record by such Noticing Party or Stockholder Associated Person (other than a Stockholder that is a depository), (iv) any affiliate or associate of such Noticing Party or any Stockholder Associated Person, and (v) any Proposed Nominee.

ARTICLE II

DIRECTORS

2.01.    GENERAL POWERS. The business and affairs of the Corporation shall be managed by its Board of Directors, except as conferred on or reserved to the Stockholders by law, the Articles, or these Bylaws.

2.02.    OUTSIDE ACTIVITIES. The Board of Directors and its members are required to spend only such time managing the business and affairs of the Corporation as is necessary to carry out their duties in accordance with Section 2-405.1 of the Maryland General Corporation Law. The Board of Directors, each Director, and the agents, Officers and employees of the Corporation or the agents of the Board of Directors or of any Director may engage with or for others in business activities of the types conducted by the Corporation; none of them has an obligation to notify or present to the Corporation or each other any investment opportunity that may come to such person’s attention even though such investment might be within the scope of the Corporation’s purposes or various investment objectives. Any interest (including any interest described in Section 2-419(a) of the Maryland General Corporation Law) that a Director has in any investment opportunity presented to the Corporation must be disclosed by such Director to the Board of Directors (and, if voting thereon, to the Stockholders or to any committee of the Board of Directors) within ten (10) days after the later of the date upon which such Director becomes aware of such interest or the date upon which the Director becomes aware that the Corporation is considering such investment opportunity; provided, that if the date upon which the Corporation, its Board of Directors (or a committee thereof) or its Stockholders is scheduled to take action on such investment opportunity is less than ten (10) days after the Director first becomes aware of the interest or that the Corporation is considering such investment opportunity, the Director shall make such required disclosures as early as practicable before the scheduled action. If such interest comes to the interested Director’s attention after a vote to take such investment opportunity, the voting body shall reconsider such investment opportunity if not already consummated or implemented.

2.03.    OUTSIDE MANAGEMENT. The Board of Directors may delegate some or all of the duties of management of the assets and the administration of the Corporation’s day-to-day business operations to one or more advisors pursuant to a written contract or contracts (each, an “Advisory Agreement”), approved by the Board of Directors. The terms of any such Advisory Agreement shall be such terms as are approved by the Board of Directors.

2.04.    NUMBER, TENURE, QUALIFICATION, NOMINATION AND ELECTION.

2.04.1  The number of Directors of the Corporation shall be that number set forth in the Articles, unless a majority of the Board of Directors establishes some other number not less than three (3) nor more than nine (9); provided, that no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Board of Directors shall be divided into such classes as are set forth in the Articles, with the number of Directors of each class being as equal as practicable. Each Director shall hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal. At least a majority of the Directors shall at all times (except temporarily pending the filling of a vacancy as hereinafter provided) be persons who meet the requirements of an “independent director” under the rules of the New York Stock Exchange or other national securities exchange on which the Shares of the Corporation are then listed (“Independent Directors”).
2.04.2  Except as provided in Section 6.3 of the Articles and Section 2.12 hereof, each Director shall be elected by the vote of a majority of the votes cast with respect to the Director’s election at any meeting for the election of Directors at which a quorum is present, subject to the rights of the holders of any series of preferred stock to elect Directors in accordance with the terms thereof. For purposes of this paragraph, a majority of the votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against.” The votes cast shall exclude abstentions and broker non-votes with respect to that Director’s election. Notwithstanding the foregoing, in the event of a contested election of Directors, Directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of Directors at which a quorum is present. For purposes of these Bylaws, a contested election shall mean any election of Directors in which the number of nominees exceeds the number of Directors to be elected as of the deadline for the notice of Director nominations for such meeting pursuant to Section 1.13 of these Bylaws. If the Directors are to be elected by a plurality of the votes cast pursuant to the provisions of this Section 2.04.2, Stockholders shall not be permitted to vote “against” any one or more of the nominees for Director but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees. The Articles do not authorize Stockholders to cumulate their votes in any election of Directors of the Corporation.

If, in any election of Directors of the Corporation which is not a contested election, an incumbent Director is not elected due to a failure to receive a majority of the votes cast as described above and his or her successor is not otherwise elected and qualified, the Director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance thereof by the Board of Directors, for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee shall consider the resignation and make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication (a “Public Announcement”)) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. Any Director who failed to be re-elected by receiving a majority of the votes cast by Stockholders at a meeting for the election of Directors at which a quorum is present shall not participate in either the Nominating and Corporate Governance Committee’s or Board of Directors’ consideration or other action regarding whether to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee failed to receive a majority of the votes cast at the same election, then the Independent Directors who did not fail to receive a majority of the votes cast shall appoint a committee amongst themselves to consider the resignations and recommend to the Board of Directors whether to accept them.

If an incumbent Director resignation pursuant to the foregoing paragraph is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 6.3 of the Articles and Section 2.12 hereof or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.04.1 hereof.

2.05.    ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors may be held immediately after and at the same place as the annual meeting of Stockholders, or at such other time and place, either within or without the State of Maryland, as is determined by the Board of Directors, and no other notice shall be necessary. The Board of Directors may provide the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Board of Directors without other notice. Any annual or other regular meeting of the Board of Directors may be held partially or solely by remote communication without designating a place for a physical assembly of the Board of Directors.

2.06.    SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairperson of the Board (if any), the President or a majority of the Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide the time and place, either within or without the State of Maryland, for the holding of special meetings of the Board of Directors without other notice. Any special meeting of the Board of Directors may be held partially or solely by remote communication without designating a place for a physical assembly of the Board of Directors.

2.07.    NOTICE. Notice of any special meeting to be provided herein shall be given in writing or by electronic transmission, in accordance with Section 8.01, to each Director at his or her business or residence or his or her business or personal e-mail address at least twenty-four (24) hours, or by mail at least five (5) days, prior to the meeting. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be specified in the notice, unless specifically required by statute or these Bylaws.

2.08.    QUORUM. A majority of the Directors then in office shall constitute a quorum for transaction of business at any meeting of the Board of Directors; provided, however, that a quorum for transaction of business with respect to any matter in which any Director (or affiliate of such Director) has any interest shall consist of a majority of the Directors then in office excluding the Directors with an interest (or whose affiliate has an interest) in such matter. The Directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough Directors to leave fewer than required to establish a quorum. The Directors at a meeting in which a quorum is not present may adjourn the meeting until a time and place as may be determined by a majority vote of the Directors present at that meeting, and no further notice need be given other than by announcement at said meeting which shall be so adjourned.

2.09.    VOTING. Except as otherwise required by law or by the Articles, the act of a majority of Directors present at a meeting at which a quorum is present shall constitute the act of the Board of Directors, unless a greater proportion is required by statute, the Articles, or these Bylaws, and if enough Directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the act of a majority of that number of Directors necessary to constitute a quorum at such meeting shall constitute the act of the Board of Directors unless a greater proportion is required by statute, the Articles, or these Bylaws; provided, that in any event, no act relating to any matter in which any Director (or affiliate of such Director) has any interest shall be the act of the Board unless a majority of the Directors on the Board without any such interest vote for such act.

2.10.    CONDUCT OF MEETINGS. All meetings of the Board of Directors shall be called to order and presided over by the Chairperson of the Board (if any), or in the absence of the Chairperson of the Board, by the President (if a member of the Board of Directors), or, in the absence of the Chairperson of the Board and the President, by a member of the Board of Directors selected by the members present. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors or, in the absence at any meeting of the Secretary, any Assistant Secretary, or, in the absence of the Secretary and all Assistant Secretaries (if any), the person appointed by the presiding officer of the meeting, shall act as secretary of such meeting. Members of the Board of Directors not physically present at a meeting of the Board of Directors may participate in the meeting by conference telephone or similar communications equipment by remote communication, videoconference, teleconference, or other available technology if all Directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for all purposes.

2.11.    RESIGNATIONS. Any Director may resign from the Board of Directors or any committee thereof at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of the receipt of notice of such resignation by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation or as otherwise provided in these Bylaws, including Section 2.04.2 hereof.

2.12.    VACANCIES. A vacancy which arises through the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors may be filled pursuant to the provisions of Section 6.3 of the Articles by a vote of the entire Board of Directors, and a Director so elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of Stockholders and until his or her successor shall be duly elected and qualified. At the annual meeting of Stockholders, a Director shall be elected to fill the vacancy for the remainder of the present term of office of the class to which the Director is elected.

2.13.    INFORMAL ACTION BY DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action in writing or by electronic transmission is given by each Director and such consent is filed with the minutes of the Board of Directors. Consents may be signed by different Directors on separate counterparts.

2.14.    COMPENSATION. Compensation for services and reimbursement for expenses incurred in connection with attendance at each meeting of the Board of Directors, or of any committee thereof, may be allowed to any Director by resolution of the Board of Directors. A Director shall not be precluded from serving the Corporation in any other capacity and receiving compensation for services in that capacity.

2.15.    RELIANCE. Each Director and Officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an Officer or employee of the Corporation whom the Director or Officer reasonably believes to be reliable and competent in the matters presented; by a lawyer, certified public accountant or other person, as to a matter which the Director or Officer reasonably believes to be within the person’s professional or expert competence; or, with respect to a Director, by a committee of the Board of Directors on which the Director does not serve, as to a matter within its designated authority, if the Director reasonably believes the committee to merit confidence.

2.16.    RATIFICATION. The Board of Directors or the Stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its Officers to the extent that the Board of Directors or the Stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any Stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Director, Officer or Stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the Stockholders, and, if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its Stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

2.17.    EMERGENCY PROVISIONS. Notwithstanding any other provision in the Articles or these Bylaws, this Section 2.17 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article II of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any Director or Officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than twenty four (24) hours prior to the meeting to as many Directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of Directors necessary to constitute a quorum shall be one-third (1/3) of the entire Board of Directors.

ARTICLE III

COMMITTEES

3.01.    NUMBER, TENURE AND QUALIFICATION. The Board of Directors may appoint from among its members an Executive Committee and other committees, composed of one or more Directors, to serve at the pleasure of the Board of Directors. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership or size of any committee (including the removal of any member of such committee), to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

3.02.    DELEGATION OF POWER. The Board of Directors may delegate to these committees any of the powers of the Board of Directors to manage the business and affairs of the

Corporation, except those powers which the Board of Directors is specifically prohibited from delegating pursuant to Section 2-411 of the Maryland General Corporation Law.

3.03.    QUORUM AND VOTING. A majority of the members of any committee shall constitute a quorum for the transaction of business by such committee, and the act of a majority of the committee members at a meeting at which a quorum is present shall constitute the act of the committee, except that no act relating to any matter in which any Director (or affiliate of such Director) who is not an Independent Director has any interest shall be the act of any committee unless a majority of the Independent Directors on the committee vote for such act.

3.04.    CONDUCT OF MEETINGS. Each committee shall designate a presiding officer of such committee, and if not present at a particular meeting, the committee members present shall select a presiding officer for such meeting. Members of any committee not physically present at a meeting of such committee may participate in the meeting by conference telephone or similar communications equipment by remote communication, videoconference, teleconference, or other available technology if all Directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for all purposes. Each committee shall keep minutes of its meetings, and report the results of any proceedings at the next succeeding annual or regular meeting of the Board of Directors.

3.05.    INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent to such action in writing or by electronic transmission is given by each member of the committee and such consent is filed with the minutes of proceedings of such committee. Consents may be signed by different members on separate counterparts.

ARTICLE IV

OFFICERS

4.01.    ENUMERATION; POWER AND DUTIES. The officers of the Corporation (the “Officers”) shall include a President, a Treasurer and a Secretary, and may also include a Chairperson of the Board (provided the Board of Directors may designate the Chairperson of the Board position to be non-executive, in which case such Chairperson would not be an Officer of the Corporation), Chief Executive Officer, one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries and other Officers as the Board of Directors may from time to time elect or appoint. The powers and duties of the Officers of the Corporation shall be as provided in these Bylaws or otherwise as provided from time to time by resolution of the Board of Directors or by direction of an Officer authorized by the Board of Directors to prescribe the duties of other Officers. In the absence of such delegation of powers and duties, the respective Officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.

4.02.    ELECTION OR APPOINTMENT; TERM. The President, Treasurer and Secretary of the Corporation shall be elected annually by the Board of Directors. The Board of Directors may elect or appoint such other Officers as it determines at any time, except that the President or Chief Executive Officer may from time to time appoint one or more Vice Presidents, Assistant Treasurer and Assistant Secretaries or other Officers. Each Officer shall hold office for the term determined by the Board of Directors and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation, disqualification or removal in the manner hereinafter provided, or until the office to which he or she is elected (if other than that of President, Treasurer or Secretary) is terminated by the Board of Directors. Any two or more offices, except President and Vice President, may be held by the same person. Election or appointment of an Officer or agent shall not of itself create contract rights between the Corporation and such Officer or agent.

4.03.    REMOVAL. Any Officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The fact that a person is elected or appointed to an office, whether or not for a specified term, shall not by itself create any contract rights or constitute any undertaking or evidence of any employment obligation of the Corporation to that person.

4.04.    RESIGNATION. Any Officer of the Corporation may resign at any time by delivering his or her resignation in writing to the Board of Directors, the Chairperson of the Board, the President, the Chief Executive Officer or the Secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

4.05.    VACANCIES. A vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.

4.06.    CHAIRPERSON OF THE BOARD. The Board of Directors may designate from among its members a Chairperson who shall not, solely by reason of these Bylaws, be an Officer of the Corporation. The Board of Directors may designate the Chairperson of the Board as an executive or non-executive Chairperson. The Chairperson of the Board may sign and execute all authorized deeds, mortgages, bonds, contracts or other instruments in the name of the Corporation except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other Officer or agent of the Corporation or shall be required by law to be otherwise signed or executed.

4.07.    CHIEF EXECUTIVE OFFICER. The Board of Directors may elect or appoint a Chief Executive Officer. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. The Chief Executive Officer may sign and execute any deed, mortgage, bond, contract or other instruments on behalf of the Corporation except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other Officer or agent of the Corporation or shall be required by law to be otherwise signed or executed. In general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

4.08.    PRESIDENT. Unless the Board of Directors shall otherwise determine in favor of the Chairperson of the Board, the Chief Executive Officer or any other Officer of the Corporation, the President shall be the chief executive officer and general manager of the Corporation and shall have active, general supervision and executive management over the business and affairs of the Corporation. The President may sign and execute any deed, mortgage, bond, contract or other instruments on behalf of the Corporation except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other Officer or agent of the Corporation or shall be required by law to be otherwise signed or executed. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

4.09.    VICE PRESIDENTS. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Every Vice President shall perform such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

4.10.    SECRETARY. The Secretary shall (a) keep the minutes of the proceedings of the Stockholders and the Board of Directors; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records of the Corporation; (d) unless a transfer agent is appointed, keep a register of the post office address of each Stockholder that shall be furnished to the Secretary by such Stockholder and have general charge of the stock ledger of the Corporation (the “Stock Ledger”); (e) when authorized by the Board of Directors or the President, attest to or witness all documents requiring the same; (f) perform all duties as from time to time may be assigned to him or her by the

President or by the Board of Directors; and (g) perform all the duties generally incident to the office of secretary of a corporation.

4.11.    TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the President or the Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors an account of all his or her transactions as Treasurer and of the financial condition of the Corporation at any time. In general, the Treasurer shall perform all duties incident to the office of Treasurer and such other duties as may be prescribed by the Board of Directors from time to time. The Board of Directors may engage a custodian to perform some or all of the duties of the Treasurer, and if a custodian is so engaged then the Treasurer shall be relieved of the responsibilities set forth herein to the extent delegated to such custodian and, unless the Board of Directors otherwise determines, shall have general supervision over the activities of such custodian. The custodian shall not be an Officer of the Corporation.

4.12.    ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. Assistant Secretaries and Assistant Treasurers (if any) (a) shall have the power to perform and shall perform all the duties of the Secretary and the Treasurer, respectively, in such respective Officer’s absence and (b) shall perform such duties as shall be assigned to him or her by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

4.13.    COMPENSATION. The compensation, if any, of the Officers shall be fixed from time to time by or under the authority of the Board of Directors. No Officer shall be prevented from receiving such compensation, if any, by reason of the fact that he or she is also a Director of the Corporation.

ARTICLE V

SHARES OF STOCK

5.01.    CERTIFICATES OF STOCK. Except as may be otherwise provided by the Board of Directors or required by the Articles, Stockholders of the Corporation are not entitled to certificates representing the Shares held by them. In the event that the Corporation issues Shares represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized Officer, shall contain the statements and information required by the Maryland General Corporation Law and shall be signed by the Officers of the Corporation in the manner permitted by the Maryland General Corporation Law. In the event that the Corporation issues Shares without certificates, on request by a Stockholder, the Corporation shall provide to such record holder a written statement of the information required by the Maryland General Corporation Law to be included on stock certificates. There shall be no differences in the rights and obligations of Stockholders based on whether or not their Shares are represented by certificates.

5.02.    STOCK LEDGER. The Corporation shall maintain at its principal office in Murfreesboro, Tennessee (or any subsequent address selected by the Board of Directors) or at the office of its counsel, accountants or transfer agent, an original or duplicate Stock Ledger containing the names and addresses of all the Stockholders and the number of Shares of each class or series held by each Stockholder.

5.03.    RECORDING TRANSFERS OF STOCK. All transfers of Shares shall be made on the books of the Corporation, by the holder of the Shares, in person or by such holder’s attorney, in such manner as the Board of Directors or any Officer of the Corporation may prescribe and, if such Shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated Shares is subject to the determination of either the Board of Directors or any Officer of the Corporation that such Shares shall no longer be represented by certificates. Upon the transfer of uncertificated Shares, to the extent then required by the Maryland General Corporation Law, the Corporation shall provide to record holders of such Shares a written statement of the information required by the Maryland General Corporation Law to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any Share as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland. Nothing herein shall impose upon the Corporation, the Board of Directors or Officers or their agents and representatives a duty, or limit their rights, to inquire as to the actual ownership of Shares.

Notwithstanding the foregoing, transfers of Shares of any class or series of Stock will be subject in all respects to the Articles and all of the terms and conditions contained therein.

5.04.    LOST CERTIFICATE. The Board of Directors or any Officer may direct a new certificate to be issued in the place of any certificate theretofore issued by the Corporation alleged to have been stolen, lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of Stock to be stolen, lost, destroyed or mutilated; provided, however, if such Shares have ceased to be certificated, no new certificate shall be issued unless (a) requested in writing by such Stockholder and (b) any of the Board of Directors, the Chairperson of the Board, the President or the Chief Executive Officer has determined such certificates may be issued. Unless otherwise determined by the Board of Directors or an Officer, as a condition precedent to the issuance of a new certificate or certificates, the owner of such stolen, lost, destroyed or mutilated certificate or his or her legal representative shall give a bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or certificates.

5.05.    CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.

5.05.1  The Board of Directors may fix, in advance, a date as the record date for the purpose of determining Stockholders entitled to notice of, or to vote at, any meeting of Stockholders, or Stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of Stockholders for any other proper purpose. Such date, in any case, shall be not more than ninety (90) days, and in case of a meeting of Stockholders not less than ten (10) days, prior to the date on which the meeting or particular action requiring such determination of Stockholders is to be held or taken.

5.05.2  When a determination of Stockholders entitled to vote at any meeting of Stockholders has been made as provided in this Section, such determination shall apply to any adjournment or postponement thereof, except where the Board of Directors fixes a new record date for the adjourned or postponed meeting, and provided, however, that the Board of Directors must fix a new record date if the meeting is adjourned or postponed more than one hundred and twenty (120) days after the record date fixed for the original meeting of Stockholders.

ARTICLE VI

DIVIDENDS AND DISTRIBUTIONS

6.01.    DECLARATION. Dividends and other distributions upon the Stock may be authorized by the Board of Directors as set forth in the applicable provisions of the Articles and any applicable law. Dividends and other distributions upon the Stock may be paid in cash, property or Stock of the Corporation, subject to the provisions of law and of the Articles.

6.02.    CONTINGENCIES. Before payment of any dividends or other distributions upon the Stock, there may be set aside (but there is no duty to set aside) out of any funds of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund to meet contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VII

INDEMNIFICATION

7.01.    INDEMNIFICATION OF OFFICERS. Unless the Directors otherwise determine prospectively in the case of any one or more specified Officers, any person elected or appointed by the Directors as an Officer of the Corporation shall be entitled to indemnification by the Corporation on account of matters resulting in his or her capacity as an Officer to the full extent permitted by the Articles.

7.02.    ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a Director or an Officer who is a party to a proceeding may be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding to the fullest extent permitted under the Maryland General Corporation Law upon receipt by the Corporation of (a) a written affirmation by the Director or the Officer of such person’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in the Articles or these Bylaws, or under Maryland law, has been met; and (b) a written undertaking by or on behalf of the Director or the Officer to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

7.03.    NON-EXCLUSIVITY OF INDEMNIFICATION RIGHTS. The rights to indemnification and advancement of expenses set forth in the Articles or in these Bylaws are in addition to all rights which any indemnified person may be entitled as a matter of law, by a resolution of the Stockholders or Board of Directors, under any other agreement with the Corporation, or otherwise, and shall inure to the benefit of the heirs and personal representatives of each indemnified person.

7.04.    INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person entitled to indemnification or whom the Corporation may indemnify under ARTICLE TWELFTH of the Articles or under Maryland law against any liability, whether or not the Corporation would have the power to indemnify him or her against such liability.

ARTICLE VIII

NOTICES

8.01.    NOTICES. Whenever notice is required to be given pursuant to these Bylaws, it may be communicated in person (including by personal delivery); by facsimile, e-mail or other form of wire or wireless communication; or by private carrier or mail, by depositing the same in the U.S. mail, with postage thereon paid, addressed, if to the Corporation, at the principal office of the Corporation, 222 Robert Rose Drive, Murfreesboro, Tennessee 37129 (or any subsequent address selected by the Board of Directors notice of which is given to the Stockholders), attention President, or if to a Stockholder, Director or Officer, at the address of such person as it appears on the books of the Corporation, or in the case of electronic transmission to any address or number of the Stockholder, Director or Officer at which the Stockholder, Director or Officer receives electronic transmissions. Unless otherwise specified, (a) notice sent by mail shall be deemed to be given when deposited in the U.S. mail, and (b) notice sent by electronic transmission shall be deemed to be given when transmitted to the Stockholder, Director or Officer. The Corporation may give a single notice to all Stockholders who share an address, which single notice shall be effective as to any Stockholder at such address, unless the Corporation has received a request from a Stockholder at such address in writing or by electronic transmission that a single notice not be given.

8.02.    SECRETARY TO GIVE NOTICE. All notices required by law or these Bylaws to be given by the Corporation shall be given by the Secretary of the Corporation. If the Secretary and Assistant Secretary are absent or refuse or neglect to act, the notice may be given by any person directed to do so by the President or, with respect to any meeting called pursuant to these Bylaws upon the request of any Stockholders or Directors, by any person directed to do so by the Stockholders or Directors upon whose request the meeting is called.

8.03.    WAIVER OF NOTICE. Whenever any notice is required to be given pursuant to the Articles or Bylaws of the Corporation or pursuant to applicable law, a waiver thereof in writing or by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Such waiver shall be filed with the records of the meeting. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. A person’s participation or attendance at a meeting in person or by proxy shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

ARTICLE IX

MISCELLANEOUS

9.01.    BOOKS AND RECORDS. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Stockholders and Board of Directors and of any executive or other committee when exercising any of the powers or authority of the Board of Directors. The books and records of the Corporation may be in written form or in any other form that can be converted within a reasonable time into written form for visual inspection.

9.02.    INSPECTION OF BYLAWS AND CORPORATE RECORDS. To the extent required under Section 2-512 of the Maryland General Corporation Law, these Bylaws, the minutes of proceedings of the Stockholders, the annual statements of affairs and any Stockholders’ or voting trust agreements on record shall be open to inspection during usual business hours upon demand made in writing or by electronic transmission on the Corporation by any Stockholder, holder of a voting trust certificate or any agent thereof.

9.03.    CONTRACTS. In addition to the provisions of these Bylaws relating to the authority of any specified Officer, the Board of Directors may authorize any Officer or Officers, or agent or agents, to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified, generally or specifically, by action of the Board of Directors and executed by an authorized person.

9.04.    CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such Officers or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

9.05.    DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the President, the Treasurer, the Chief Executive Officer, the Chief Financial Officer or any other Officer designed by the Board of Directors may select.

9.06.    FISCAL YEAR. The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution, and, in the absence of such resolution, the fiscal year shall be the period ending December 31.

9.07.    CONFLICT WITH APPLICABLE LAW OR ARTICLES. Unless the context requires otherwise, the general provisions, rules of construction, and definitions of the Maryland General Corporation Law shall govern the construction of these Bylaws. These Bylaws are adopted subject to any applicable law and the Articles. Whenever these Bylaws may conflict with any applicable law or the Articles, such conflict shall be resolved in favor of such law or the Articles.

9.08.    INVALID OR UNENFORCEABLE. If any one or more of the provisions of these Bylaws, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, the provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of these Bylaws and all other applications of any provision shall not be affected thereby.

ARTICLE X

AMENDMENT OF BYLAWS

10.01.   BY DIRECTORS. To the fullest extent permitted by the Maryland General Corporation Law, the Board of Directors shall have the power, at any annual or regular meeting, or at any special meeting if notice thereof be included in the notice of such special meeting, to amend, alter or repeal any Bylaws of the Corporation or to make new Bylaws.

10.02.   BY STOCKHOLDERS. The Stockholders shall have the power, at any annual meeting, or at any special meeting if notice thereof be included in the notice of such special meeting, with the approval of holders of at least a majority of the votes cast at such meeting, to amend, alter or repeal any Bylaws of the Corporation and to make new Bylaws.

10.03.   EXCEPTION FOR INDEMNIFICATION. Notwithstanding the foregoing, no amendment or repeal of any Articles provision, Bylaws provision or provision of any resolution of the Board of Directors or other contractual obligation of the Corporation affording indemnification by the Corporation to any person shall be effective so as to deprive such person from the right to indemnification on account of all matters occurring or arising prior to such amendment or repeal without the consent of such indemnified person.

35570897.1
xlii